Exhibit (a)(1)(U)
FORM OF PROMISE TO MAKE CASH PAYMENT
To:
In exchange for your agreement to amend your Eligible Options as indicated by your election form, Lam Research Corporation (“Lam Research”) hereby promises to pay you a cash payment in the amount of $______ ([                    ]). This payment will not be subject to any vesting conditions or otherwise be subject to forfeiture. This payment will be paid, less applicable tax withholding, on the first payroll date in January 2009.
This Promise to Make Cash Payment is subject to the terms and conditions of the Offer as set forth in the Offer to Amend dated April 3, 2008, the Eligible Options and the election form (collectively, the “Offer Documents”), all of which are incorporated herein by reference. This Promise to Make Cash Payment, the Offer Documents, the Amendment to Stock Option Agreement, the Option Agreement and the Company’s Amended and restated 1999 Stock Option Plan reflect the entire agreement between you and Lam Research with respect to this transaction. This Promise to Make Cash Payment may be amended only by means of a writing signed by you and an authorized officer of Lam Research.

LAM RESEARCH CORPORATION
By:
Title: